Exhibit 99.1
MICHAELS STORES ANNOUNCES
RECAPITALIZATION AGREEMENT WITH
BAIN CAPITAL AND THE BLACKSTONE GROUP
FOR MORE THAN $6 BILLION, OR $44 PER SHARE
Irving, TX, June 30, 2006 – Michaels Stores, Inc. (NYSE: MIK) today announced that, following a comprehensive review of strategic alternatives that began on March 20, 2006, its Board of Directors has approved a transaction to recapitalize the Company with investment by two leading global private investment firms, Bain Capital and The Blackstone Group.
Under the terms of the agreement, following the transaction Bain Capital and Blackstone will own substantially all of the outstanding shares of Michaels Stores, and the shareholders will receive $44 per share in cash, representing a transaction value of more than $6 billion. This price reflects a premium of nearly 30 percent to the closing price of the stock prior to the Company’s announcement on March 20, 2006 regarding its review of strategic alternatives. Bain Capital and Blackstone will own equal stakes in the company upon completion of the transaction.
Said Charles J. Wyly, Jr., Chairman of Michaels Stores, “This transaction delivers outstanding value for all Michaels Stores’ shareholders and represents a powerful endorsement of our Company’s strategy, performance, and business prospects. Over the past decade, the Company has become the nation’s leading arts and crafts retailer and is well-positioned for future growth. We have a proven strategy and attractive assets, including more than 1,000 stores nationwide, a strong and loyal customer base, and capable, experienced management and associates.”
“We are delighted to partner with the Michaels management team to help build on its already strong position in an attractive industry, and capitalize on the significant growth opportunities that lie ahead,” said Matt Levin, a Managing Director at Bain Capital. “Our deep experience in the retail sector reinforces our conviction that Michaels has the best store locations, a broad and attractive assortment of products for crafters of all ages, and a sustainable competitive advantage thanks to smart investments in systems and infrastructure. We look forward to helping Michaels achieve its full long-term potential.”

“Michaels is a best-in-class retailer in a highly attractive category,” said Michael Chae, Senior Managing Director of The Blackstone Group. “The Company is very well positioned today, and we believe there is significant opportunity still ahead of it. We look forward to partnering with the Michaels management team to pursue these exciting opportunities.”
Completion of the transaction is contingent on regulatory review and approval by the shareholders of Michaels Stores and is expected to occur by the end of the calendar year.
JPMorgan acted as financial advisor and Cravath, Swaine, and Moore acted as legal advisor to Michaels Stores and to its Board of Directors in connection with the review of strategic alternatives and with this transaction.
Supporting a special committee of the Board of Directors were Goldman Sachs and Wachtell, Lipton, Rosen & Katz.
Deutsche Bank, Bank of America, and Credit Suisse acted as financial advisors, and Ropes & Gray LLP as legal advisor, to Bain Capital and Blackstone.
Information
In connection with the transaction and the required approval of shareholders of the Company, the Company will file a proxy statement with the Securities and Exchange Commission. The Company’s shareholders are urged to read the proxy statement and other relevant materials when they becomes available because they will contain important information about the transaction and the Company. Copies of these documents (when they become available) and other documents filed by the Company with the Securities and Exchange Commission may be obtained at the Commission’s website at www.sec.gov. In addition, documents filed by the Company with the Securities and Exchange Commission may be obtained free of charge by contacting the Company’s Investor Relations Department as follows: Michaels Stores, Inc., Investor Relations Department, 8000 Bent Branch Drive, Irving, Texas 75063, telephone (972) 409-1300.
About Michaels Stores
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall decor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of June 30, 2006, the Company owns and operates 900 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores and four Star Wholesale operations.
About Bain Capital
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity, and leveraged debt assets with more then $38 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys “R” Us, Burger King, Staples, Burlington Coat Factory, Shopper’s Drug Mart, Brookstone, Domino’s Pizza, Dollarama, Sealy Corp., Sports Authority and Duane Reade. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai, and Tokyo.
About The Blackstone Group
The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $59 billion for alternative asset investing since its formation of which roughly $27 billion has been for private equity investing. The Private Equity Group has over 60 experienced professionals with broad sector expertise. Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.
Media and Investor Contact:
For Michaels Stores: Michael Gross, Robinson Lerer & Montgomery, 646-805-2003
For Bain Capital: Alex Stanton, Stanton Crenshaw Communications, 212-780-0701
For The Blackstone Group: John Ford, The Blackstone Group, 212-583-5559